CONSENT OF INDEPENDENT AUDITORS

Board of Trustees and Shareholders
Putnam High Yield Advantage Fund

We consent to the use of our reports dated January 2, 2004, incorporated in this Registration Statement by reference, to the Putnam High Yield Advantage Fund and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Auditors and Financial Statements" in the Statement of Additional Information.

/s/KPMG LLP
KPMG LLP

Boston, Massachusetts
March 29, 2004